Exhibit 99.1

Contact: Diana Olveira
(408) 534-4930

For Immediate Release

Keith Wilton Joins Heritage Bank of Commerce as

Chief Operating Officer

San Jose, Calif. (February 18, 2014) — Heritage Commerce Corp (NASDAQ-HTBK) announced today that Keith Wilton has joined the company and its operating bank Heritage Bank of Commerce as Executive Vice President and Chief Operating Officer.

“We are extremely proud and privileged to announce that Keith Wilton is joining the executive management team at Heritage Bank of Commerce,” said Jack W. Conner, Chairman of the Board for Heritage Commerce Corp. “Keith has a wealth of banking experience working from the ground up for the past 35 years. He is truly an industry expert and will be a great asset to our executive management team.”

Wilton comes to Heritage Bank of Commerce from $6 billion Santa Barbara Bank & Trust, now owned by UnionBanCal Corporation, where he served as Executive Vice President. He was also Corporate Executive Vice President and President of the Specialty Finance Group of Greater Bay Bancorp, prior to its acquisition by Wells Fargo in 2007. As President of the Specialty Finance Group, he had responsibility for healthcare practice financing, equipment leasing, asset based lending/factoring, residential mortgage lending, international trade finance, and SBA lending.

“Keith has a great reputation and a remarkable career in the banking industry, known for taking on the tough challenges and coming out on top,” stated Walt Kaczmarek, President and CEO. “His extensive experience in business banking and various specialty finance businesses bring much added expertise to our company and will help take us to the next level.”

Wilton graduated from the Stanford Executive Program in 2006, received a Masters Certificate in Internet Marketing from the University of San Francisco’s School of Management and a Bachelor’s degree in Urban Land Economics and Finance from the University of British Columbia’s Sauder School of Business.

About Heritage Bank of Commerce

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Lincoln, California. For more information, please visit www.HeritageCommerceCorp.com.

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